EXHIBIT 10.20 2007 credit facility with UNITED WESTERN BANK

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (“Agreement”), dated as of May 7, 2007, is by and among ACROSS AMERICA REAL ESTATE CORP., a Colorado corporation (“Company”), and UNITED WESTERN BANK (“Lender”).

RECITALS:

A. Company is engaged in the business of acquiring parcels of real estate throughout the lower 48 states of the United States for build-to-suit small box retail real estate construction projects to be leased to various credit tenants.

B. Company has applied to Lender for a guidance line of credit facility for individual construction loans to be made to the Company and its operating subsidiaries (individually, a “Loan” and collectively, “Loans”), which in the aggregate will not exceed the Facility Amount (as hereinafter defined), for the purpose of acquiring parcels of land and to pay for the costs incurred in the development and construction of the improvements required under the leases to be approved by Lender, all in accordance with plans and specifications to be approved by Lender.

C. Lender has agreed to make a revolving credit facility available to Company, subject to Lender’s credit approval and underwriting of the economics of each such project, including, without limitation, Lender’s approval of the lease, budget, schedule, appraisal, construction contracts, title, zoning, environmental condition and other aspects of each such project, on the terms and conditions stated herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT:

Section 1. Definitions. The following words shall have the following meanings when used in this Agreement.

“Advance” or “Advances” shall mean a disbursement or disbursements made under any Loan pursuant to the terms of the Loan Documents for the Project and this Agreement.

“Affiliate” shall mean with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person; unless otherwise specified, “Affiliate” means an Affiliate of Borrower.

“Agreement” shall mean this Credit Agreement as may be amended or modified from time to time, together with all exhibits and schedules attached to this Agreement from time to time.

“Approved Appraisal” shall mean an appraisal of the Project (i) ordered by the Lender, (ii) prepared by an appraiser satisfactory to the Lender, (iii) prepared in accordance with the requirements of Section 3.3, (iv) in compliance with all federal and state standards for appraisals, (v) reviewed and approved by the Lender and (vi) in a form and substance satisfactory to the Lender in its sole discretion.

“Approved Leases” shall mean the lease for the Project approved by Lender prior to the Closing Date as more fully provided herein.

“Borrower” shall mean the Company and each Operating Subsidiary, collectively. A reference to the Borrower shall be deemed a reference to any or all of the applicable borrowers.

“Borrower’s Deposits” shall mean such cash sums as may be deposited or may be required to be deposited into the Collateral Account, including, but not limited to, the proceeds from insurance claims, and additional sums deposited by Borrower as required in this Agreement.

“Borrower’s Equity” shall mean the investment by Borrower into each Project of Borrower’s cash equity, in a manner satisfactory to Lender, prior to the Closing Date for the applicable Loan which shall be in the amount not less than twenty-five percent (25%) of the Project Costs, provided that in no event shall Borrower’s cash equity invested in each Project be less than the difference between the applicable Project Costs and the Maximum Project Loan Amount. Borrower’s Equity shall remain invested in each Project until the Loan with respect thereto has been repaid in full. In addition to the Borrower’s Equity requirement, the Borrower is obligated to fund cost overruns as provided in Section 4.5 below.

“Business Day” means (i) with respect to any borrowing, payment or rate as provided in the Note, a day (other than a Saturday or Sunday) on which banks generally are open in Denver, Colorado for the conduct of substantially all of their commercial lending activities and (ii) for all other purposes, a day other than a Saturday, Sunday or any other day on which national banking associations are authorized or obligated to close.

“Certified” shall mean, in connection with any document or instrument to be delivered to Lender, that the same is certified by a principal of Borrower, that such document or instrument is true, complete and correct.

“Closing” shall mean the making of first Advance under each Loan.

“Closing Date” shall mean the date of the first Advance under each Loan.

“Collateral” shall mean the Real Property, the Improvements, the Collateral Account, and all other real and personal property in which Lender has obtained a lien, security interest or assignment as described in any and all of the Security Documents.

“Collateral Account” shall mean a depository account to be opened and maintained with Lender into which Lender may deposit Advances and in which Borrower may be required, under the terms contained herein, to deposit Borrower’s Deposits and other sums as described herein.

“Company Subordinated Debt” shall mean, for purposes of making the computations called for in Section 8.21, indebtedness and liabilities of the Company which have been subordinated to indebtedness owed by the Company to Lender by written agreement in form and substance acceptable to Lender.

“Completion Date” shall mean the date not later than the date scheduled for occupancy of the Lessee under that applicable Approved Lease.

“Construction Contracts” shall mean the construction and development and architectural and engineering contracts between Borrower or its agents and all Contractors and other persons for the construction of the Improvements, including, with limitation, the General Contractor’s contract, as they may be amended from time to time with Lender’s consent as provided herein.

“Contractors” shall mean the General Contractor and all architects, engineers, subcontractors, sub-subcontractors, material suppliers or any other party who might now or may in the future claim or have the right to claim a mechanic’s lien upon all or any portion of the Project.

“Debt” shall mean all of the Company’s liabilities excluding Company Subordinated Debt. Debt shall include, without limitation (in each case, whether such obligation is with full or limited recourse): (i) any obligation for borrowed money; (ii) any obligation evidenced by a bond, debenture, note or other similar instrument; (iii) any obligation to pay the deferred purchase price of property or services, except trade accounts payable within sixty (60) days and which arise in the ordinary course of business only if and so long as such trade accounts are payable on customary trade terms; (iv) any obligations as a lessee under a capitalized lease; (v) any obligation to purchase securities or other property that arises out of or in connection with the sale of the same or substantially similar securities or property; (vi) any contingent obligations to reimburse any person in respect of amounts paid under a letter of credit or other guaranty issued by such other person, to the extent that such reimbursement obligation remains outstanding after it becomes noncontingent; (vii) any obligation with respect to interest rate or currency swaps or similar obligations requiring a person to make payment, whether periodically or upon the happening of a contingency, except that if any agreement relating to such obligation provides for the netting of amounts payable by and to such person thereunder, or if such agreement provides for the simultaneous payments of amounts by and to such person, then in such case the amount of such obligation shall be the net amount thereof; (viii) any debt of others secured by (or which the holder of such indebtedness has an existing right, contingent or otherwise to be secured by) a lien on any asset of the Company; (ix) any indebtedness of others guaranteed by the Company; and (x) any and all other liabilities reflected on the balance sheet of the Company.

“Debt Service Coverage Ratio” means, for any twelve (12)-month period, in the case of each Project, the ratio, as determined by Lender, of (i) NOI of the Approved Lease for such period to (ii) an amount equal to the principal and interest payments that would be due and payable during such period based upon the amount necessary to fully amortize a hypothetical loan in an amount equal to the Maximum Project Loan Amount, using an interest rate equal to the Interest Rate as of the date of determination by Lender, in equal installments over an assumed amortization period of 25 years.

“Deed of Trust” shall mean the first priority deed of trust (or if approved by Lender, a mortgage) to be delivered to Lender at each Closing for each Loan encumbering the Real Property and the Improvements of the Project given by the owner, which shall be on Operating Subsidiary, for the benefit of Lender, as the same may be amended, modified, extended, renewed, restated or supplemented from time to time.

“Default Rate” has the meaning given such term in Section 11.

“ERISA” has the meaning given such term in Section 8.14.

“Event of Default” shall mean and include any of the Events of Default set forth below in the section titled “Events of Default.”

“Facility” means the credit facility to be extended by Lender under this Agreement and shall include all Loans made hereunder.

“Facility Amount” means Twenty-Five Million Dollars ($25,000,000.00).

“Facility Expiration Date” has the meaning given such term in Section 2.5.

“GAAP” shall mean generally accepted accounting principals consistently applied.

“General Contractor” shall mean any contractor selected by Borrower and approved by Lender to act as the general contractor for any Project.

“Governmental Authority” shall mean the governmental or quasi-governmental agency or board having zoning, subdivision and land use authority and other jurisdiction over the Real Property.

“Improvements” shall mean the buildings and all other improvements located on each Real Property including, without limitation, foundations, all structural, heating, air conditioning, ventilation and electrical improvements, all tenant finish improvements, and including the Improvements to be constructed with the proceeds of each Loan pursuant to the applicable Project Plans and Specifications.

“Inspector” shall mean the consulting firm hired by Lender, at Borrower’s expense, to perform periodic observations of the Project and to advise Lender as to conformance of the Improvements, as constructed, with the Construction Contracts, Project Plans and Specifications and Project Budget. The initial Inspector shall be as designated by Lender, and may be changed from time to time in Lender’s absolute discretion.

“Interest Rate” shall mean a rate of interest per annum equal to the Prime Rate less one-half of one percent (0.5%), with the Interest Rate to be adjusted on the date of each change in the Prime Rate.

“Lender” shall mean United Western Bank, and its successors and assigns.

“Lessee” shall mean any one or more persons or entities who lease or occupy space within the Project under an Approved Lease.

“Loan Documents” shall mean collectively this Agreement, all Notes, all Project Loan Agreements, the Security Documents, and any other document now or hereafter evidencing or securing the Loans as they may be hereafter modified or amended.

“Loan Expenses” shall mean all expenses, charges, costs and fees of Lender referred to or necessitated by the terms of this Agreement, or incurred by Lender in connection with this Agreement or the other Loan Documents, including, without limitation, all recording and registration fees, charges and taxes, title insurance charges and premiums, legal fees and disbursements of counsel for Lender, documentation and processing fees, copying expenses, courier charges for delivery of documents, loan commitment fees, costs of consultants retained by Lender, long-distance telephone charges, costs of surveys, environmental audit expenses, fees of any architect or engineer and other professional retained by Lender in connection with this Agreement, costs of premiums on surety company bonds, appraisal fees and out-of-pocket expenses of Lender in administering this Agreement, regardless of whether incurred before or after the Closing Date.

“Material Adverse Event” or “Material Adverse Effect” shall mean any circumstance, occurrence or event which, in the reasonable discretion of Lender, may materially and adversely affect the present or prospective financial condition or operations of Borrower or materially impair the ability of Borrower to perform its obligations under the Loan Documents.

“Maturity Date” shall mean the maturity date stated in the Note evidencing each Loan.

“Maximum Project Loan Amount” shall mean the maximum principal amount of each Loan for each Project determined by Lender in accordance with Section 2.2 regardless of the amount actually disbursed.

“NOI” shall mean, for any period, the proforma, gross income from a Project based upon actual lease rates contained in the Approved Lease, computed on an annualized basis, less all Operating Expenses, as reasonably determined by Lender.

“Note” shall mean the promissory note for each Loan executed by Borrower in connection with each Project payable to the order of Lender in the Maximum Project Loan Amount as they may be amended, modified, extended, renewed, restated or supplemented from time to time. “Notes” shall mean all of such promissory notes.

“Obligations” shall mean all of the direct and indirect, matured or unmatured financial and other obligations, covenants and agreements to be performed by Borrower to or for the benefit of Lender under any of the Loan Documents, including, without limitation, Borrower’s obligation to repay to Lender all principal and interest due under each Loan.

“Operating Expenses” shall mean, for any period, all actual ordinary and normal costs and expenses of the ownership, maintenance, management and operation of a Project and shall include amounts reasonably estimated by Borrower to be reserved for the payment of taxes, insurance, security deposits and similar current liabilities, including any management fees, as reasonably determined by Lender.

“Operating Subsidiary” shall mean an Affiliate of the Company that is an operating subsidiary of the Company, formed, pursuant to organizational documents satisfactory to Lender, for each Project for the purpose of owning, constructing and operating the same. Each Operating Subsidiary shall be a single-purpose entity.

“Person” means any individual, sole proprietorship, corporation, partnership, limited liability company, trust, unincorporated organization, mutual company, joint stock company, estate, union, employee organization, government or any agency or political subdivision thereof.

“Prime Rate” shall mean the “prime rate” designated in the “Money Rates” table published each business day in the Central edition of The Wall Street Journal. If The Wall Street Journal prime rate is unavailable at any time, Lender will select a replacement index or other appropriate measure as the basis for the interest rate for the Notes. The Prime Rate is not necessarily the lowest interest rate offered or charged by Lender at any given time for commercial or other extensions of credit.

“Project” shall mean the performance of, as distinct separate projects, (i) the acquisition of a parcel of Real Property in connection with an Approved Lease, and (ii) the development and construction of the Improvements in connection with leasing of such Real Property to be completed by the landlord under an Approved Lease entered into subsequent to the Closing Date, all to be accomplished in accordance with the Project Budget, the Project Schedule, and the Project Plans and Specifications. As the context may require, the term “Project” shall also mean and refer, collectively, to the (i) Real Property and (ii) Improvements to be constructed thereon in accordance with the Project Plans and Specifications. “Projects” shall mean all of such projects.

“Project Budget” shall mean a budget prepared for each Project, as approved by Lender as provided herein, for the costs of acquiring each Real Property and the hard and soft costs of development and construction of the Improvements for those specific line items shown in the Project Budget, including the costs of the construction of the Improvements under an Approved Lease for each Project. Each Project Budget shall include a trade payment breakdown. Further, without limiting the generality of the foregoing, each Project Budget shall include an interest reserve approved by Lender, provided Borrower will remain liable for the payment of all interest under the Loan Documents in the event of any deficiency.

“Project Costs” shall mean the total costs of each Project as reflected in the Project Budgets, including land costs, hard costs, soft costs, loan fees and leasing commissions.

“Project Loan Agreement” has the meaning given such term in Section 3.1(b). “Project Loan Agreements” shall mean all of such loan agreements.

“Project Plans and Specifications” shall mean all plans, specifications, engineering studies and other construction documents approved by Lender for each Project for the construction of the Improvements as may be amended from time to time with Lender’s consent.

“Project Schedule” shall mean the construction schedule prepared by Borrower for each Project, which shall be subject to approval by Lender, together with any amendments thereto approved by Lender.

“Real Property” shall mean the real estate acquired for each Project and all Improvements.

“Security Documents” shall have the meaning ascribed in Section 3.1 hereof.

“State” shall mean, in the case of each Project, the state in which the Project is located.

“Subordinate Debt” means the loans made to the Company by Affiliates thereof set forth on Exhibit C attached hereto and made a part hereof.

“Subordinate Lender” means each holder of Subordinate Debt.

“Subordination Agreement” means an agreement entered into by a Subordinate Lender, for the benefit of Lender, in form and substance satisfactory to Lender, pursuant to which payments (including principal and interest) on the Subordinate Debt held by such Subordinate Lender and the exercise of any remedies by such Subordinate Lender with respect thereto are prohibited, on terms and conditions satisfactory to Lender, until the Obligations have been paid in full to Lender.

“Tangible Net Worth” shall mean the Company’s total assets excluding all intangible assets (i.e., goodwill, trademarks, patents, copyrights, and similar intangible items, but including leaseholds and leasehold improvements) less total Debt.

“Title Company” shall mean First American Heritage Title Company, as agent for First American Title Insurance Company, which shall insure the priority of the Deeds of Trust for the Projects.

Section 2. Loan Commitment; Project Approval; Facility. Lender and Borrower agree that Lender’s obligation to make Loans to or for benefit of Borrower is subject to the following terms and conditions.

2.1 Underwriting and Credit Approval. Lender shall have no obligation to make any Loan or Advances until and unless Lender has completed its credit analysis of the Project and has approved the Loan under the Lender’s then existing credit standards and policies; and Lender shall have reviewed and approved all aspects of the Project as more fully provided herein, including without limitation each of the following: Approved Appraisal, Project Budget, Project Schedule, Construction Contracts, Approved Lease, the Lessee, Project Budget, General Contractor, Project Costs and all of the conditions to initial disbursement as provided below. Lender offers no assurance that any individual Project will be approved. Lender shall be under no obligation to approve any particular Project. Lender shall be under no obligation to make a Loan unless and until it has approved the Project, and then the closing and funding of the Loan shall be subject to the conditions set forth in Sections 2, 3 and 4 below.

2.2 Conditions for Project Approval. In addition to all other conditions for Advances contained in this Agreement and the Loan Documents, the following conditions precedent shall apply to Lender’s approval for each Project:

(a) Project Type. The proposed Project must be for a pre-leased, single-tenant, build-to-suit retail, commercial or industrial construction project, located within the lower 48 states of the continental United States, consisting of a small box retail facility for a nationally or regionally recognized franchise from a franchisor approved by Lender (which can include, but is not limited to, Family Dollar, Advanced Auto Parts, IHOP, Lone Star Steak House Grease Monkey, Carl’s Jr. and FedEx Kinko’s).

(b) Approved Lease. No Loan shall be approved for any Project unless and until Borrower has obtained a lease for the Project and the lease and the prospective tenant have been approved by Lender as an Approved Lease under Section 2.3 below. There shall have occurred no event of default or breach under the Approved Lease and no Material Adverse Event shall have occurred affecting the Lessee under the Approved Lease.

(c) Borrower Due Diligence; Items to be Provided to Lender for Approval. Borrower shall have delivered to Lender a copy of the Project due diligence gathered by Borrower, including copies of the following:

(1) Fully executed letter of intent for a lease from a credit tenant;

(2) Proposed lease;

(3) Internally prepared available work product concerning the proposed tenant (corporate store or franchisee), and financial strength thereof;

(4) Purchase contract for the Real Estate;

(5) Project Budget exhibiting 25% of Project Costs invested by

Borrower prior to Closing as borrower equity;

(6) Description/location of Real Estate;

(7) Franchise agreement of the tenant relating to the Project, and

(8) If Franchise, a notice of Good Standing from Franchisor.

(d) Budget. Borrower shall have submitted to Lender a proposed budget for the Project itemizing the gross costs, including the direct or indirect costs for the acquisition of the Real Property and the construction of the Improvements for the Approved Lease, certified by Borrower, which shall be in a form and content satisfactory to Lender and shall be subject to approval by Lender. Borrower shall have submitted the Project Schedule for the Project to Lender for its approval.

(e) Construction Contracts. Lender shall have received certified copies of the true, accurate and complete copies of the Construction Contracts, the form and content of which shall be subject to Lender’s approval. The Construction Contract of the General Contractor shall be a firm and binding fixed price contract for the construction of all of the Improvements. Thereafter, such Contracts shall remain in full force and effect and no Material Adverse Event shall have occurred affecting any of such Construction Contracts.

(f) Approved Appraisal. Lender shall have received, obtained and approved an Approved Appraisal for the Project.

(g) Maximum Project Loan Amount. Each Loan shall be for a principal amount, determined by Lender, not to exceed the lesser of 75% of the appraised value of the Real Property under the Approved Appraisal for the Project or 75% of the Project Costs.

(h) Debt Service Coverage Ratio. The Approved Lease must reflect an NOI that is in compliance with the Debt Service Coverage Ratio required herein. For a lease to be approved by Lender, the Debt Service Coverage Ratio must equal or exceed 1.25 to 1 for the period or periods determined by Lender.

Lender shall have three business days after receipt of all of the information required above in which to review and approve or reject the proposed Project. If Lender fails to respond within such ten (10) days, the proposed Project and the proposed lease shall be deemed to have been disapproved by Lender. Even if approved, the Lender’s obligation to disburse funds under a Loan for an approved Project shall be subject to the terms and conditions stated in Section 3 below.

2.3 Approval of Leases. All new proposed leases and each proposed tenant for each Project must be pre-approved by Lender in accordance with the following:

(a) The lease must be a bona fide, arms-length lease executed in Borrower’s ordinary course of business.

(b) Lender must have received a complete copy of the proposed lease (together with all exhibits, work orders and other related documents) to be executed by the Lessee and Borrower, clearly specifying the rental rate and all free rental periods, concessions and commissions related to the lease.

(c) Unless disclosed to and approved by Lender, the Lessee must be a person or entity who is not affiliated with or controlled by, controlling, or under common control with the Company, any Operating Subsidiary or any member or partner thereof.

(d) The term of the Lease must be for a minimum of 5 years from the date of completion.

(e) The rental rate of the Lease must reflect an NOI that will, upon the Completion Date, comply with the Debt Service Coverage Ratio required herein. For a lease to be approved by Lender, the Debt Service Coverage Ratio must equal or exceed 1.25 to 1 for the period or periods determined by Lender.

(f) The terms of the lease, including without limitation, the subordination provisions, shall be acceptable to Lender.

(g) The present and future financial condition and business prospects of the proposed tenant shall be acceptable to Lender and Lender shall have received financial statements and a credit bureau report on the proposed tenant.

(h) Any additional information reasonably requested by Lender concerning the proposed tenant or the terms of the lease.

2.4 Note; Payment Terms. Each Loan shall be evidenced by an individual Note to be executed at closing of each Loan and shall be payable upon the terms provided therein, which may include, but not be limited to, the following:

(a) As more fully provided in the Notes, interest shall accrue at the Interest Rate on the outstanding principal balance of each Note.

(b) Upon and after the occurrence of an Event of Default, at the option of Lender, the outstanding principal balance of each Note shall bear interest at a rate per annum equal to the Default Rate.

(c) All accrued and unpaid interest shall be due and payable on the first day of each calendar month from and after the date of the Note to and including the Maturity Date of such Loan as set forth in Section 2.4(d).

(d) If not sooner paid, the entire unpaid principal balance, all accrued and unpaid interest, and all other amounts payable under each Note shall be due and payable in full on the date that is the twelve-month anniversary of the date of the Note; provided, however that each Note shall have a single six-month extension option subject to the following conditions that must be satisfied as determined by the Lender:

(1) the completion of the Project is scheduled to be completed in compliance with the Project Budget and the Project Schedule;

(2) the Lessee is in compliance with the Approved Lease, no event of default or breach has occurred under the Approved Lease, no material adverse event shall have occurred affecting the Lease and the Lessee shall not have the option to terminate the Approved Lease;

(3) there shall have occurred no Event of Default nor shall there have occurred any event that with the passage of time or giving of notice, or both, would constitute an Event of Default;

(4) Borrower shall have paid the extension fee as defined in section 2.6 below;

(5) Borrower shall have given Lender not less than thirty (30) days’ written notice of its exercise of such extension option;

(6) The Debt Service Coverage Ratio must equal or exceed 1.25 to 1 for the period or periods determined by Lender; and

(7) Borrower shall have paid the extension fee provided for in Section 2.6(c).

(e) Notwithstanding the foregoing, each Loan and all accrued and unpaid interest thereon, together with all other sums payable under the Note and Deed of Trust relating thereto, shall be due and payable in full upon the sale of any Project encumbered by such Loan.

2.5 Expiration of Facility. The facility shall expire twelve (12) months from the date hereof (the “Facility Expiration Date”), at which time Lender shall have no obligation to review or approve any additional Projects or establish any new Loans, but Lender shall continue to make Advances with respect to any existing Loans in accordance with the terms and provisions of this Agreement, and the Loan Documents shall remain in full force and effect until paid in full.

2.6	Loan Fees and Expenses.

(a) On each Closing Date, Borrower shall pay to Lender a non-refundable loan fee for each Loan in the amount of 1/2 of one percent of the Maximum Project Loan Amount.

(a) On each Closing Date, Borrower shall pay to Lender all Loan Expenses.

(c) For any extension approved by Lender, subject to the conditions stated herein for any Note, Borrower shall pay an extension fee of 1/4 of one percent of the Maximum Project Loan Amount.

2.7 Facility. The purpose of this Agreement is to set forth the terms and conditions under which Lender will make Loans. Requests for Loans shall be submitted by Borrower to Lender, and such Loans shall be approved only upon the completion of the required procedures as set forth herein for such approval. The Facility shall be revolving in nature such that prior to the Facility Expiration Date, the Facility may be drawn, repaid and drawn again through individual Loans in unlimited repetition so long as the sum of (a) the aggregate principal amounts outstanding under Loans, and (b) the cumulative Loan amounts that are committed but not yet advanced under the Facility never exceeds Twenty-Five Million Dollars ($25,000,000.00) at any one time, and so long as no Event of Default has occurred.

2.9 Limitation on Facility Amount. Notwithstanding anything to the contrary contained herein, until such time as Lender has granted a participation in the Facility in an amount not less than Ten Million Dollars ($10,000,000.00) to a participant satisfactory to Lender, and such participant has acquired such participation, the Facility Amount shall be Fifteen Million Dollars ($15,000,000.00).

Section 3. Conditions Precedent to Lender’s Obligations; Conditions Precedent to Closing of Each Loan. Lender shall have no obligation to make the initial Advance under a Loan for a Project approved by Lender on the Closing Date, unless Lender has approved the Project, the Approved Lease, the Lessee, the Project Budget and Project Schedule as provided in Section 2 above and, in addition, each of the following conditions precedent set forth in this Section 3 have been strictly satisfied, in each case in form and substance acceptable to Lender, or have been waived by Lender.

Without limiting the generality of the foregoing, the obligations of Lender hereunder are conditioned on the receipt by Lender of the following, each in form and substance satisfactory to Lender in its sole discretion:

(a) A certificate of the Secretary or an Assistant Secretary of the Company, dated as of the date hereof, containing an incumbency certification and otherwise in form satisfactory to Lender, to which shall be attached copies of the resolutions and bylaws described below;

(b) A copy of the articles of incorporation of the Company, certified, as of a recent date, by the Colorado Secretary of State;

(c) A good standing certificate with respect to the Company, issued, as of a recent date, by the Colorado Secretary of State;

(d) A copy of the bylaws of the Company;

(e) Resolutions duly adopted by the board of directors of the Company authorizing, inter alia, the transaction contemplated hereby, the entering into of this Agreement by the Company and the execution of this Agreement on the Company’s behalf by an authorized officer of the Company.

(f) An opinion of counsel for the Company, dated the date hereof, addressing such matters as may reasonably be requested by Lender or its counsel;

(g) Subordination Agreements in favor of Lender executed by each of the Subordinate Lenders with respect to the Subordinate Debt held by them;

(h) Certified copies of the promissory notes evidencing the Subordinate Debt; and

(i) Such other instruments, items and other documents as Lender may reasonably request.

3.1 Loan Documents. Borrower shall have executed and delivered any and all documents and instruments requested by Lender in a form and substance satisfactory to Lender, in Lender’s sole discretion, to evidence and secure the Loan, including, without limitation, the following:

(a)	A promissory note for the Loan;

(b) A construction loan agreement for the Project (a “Project Loan

Agreement”);

(c) The following security instruments (the “Security Documents”):

(1) A first priority lien Deed of Trust encumbering the Real Property and the Improvements;

(2) UCC-1 Financing Statements;

(3)	A Security Agreement encumbering all personal property related to the Project;

(4)

A Pledge Agreement for the Collateral Account, at the option of

Lender;

(5) A valid and effective Present Assignment of Rents and Leases;

(6) A valid and effectual Assignment of all Project Plans and

Specifications and Construction Contracts, together with such consents and agreements of the Contractors as Lenders may request;

(7) A separate environmental indemnity agreement, at the option of

Lender; and

(8) Any other documents which Lender may reasonably request of

Borrower as necessary, supplementary or convenient to perfect

Lender’s security interest in the Collateral.

3.2 Loan Fee/Expenses. At each Closing, Borrower shall pay to Lender the Loan fees and all of Lender’s out-of-pocket Loan Expenses, in each case as set forth in Section 2.6, incurred in connection with the Closing of the Loan and the making of the initial Advance. Without limiting the generality of the foregoing, on the date hereof, Borrower shall pay to Lender all of Lender’s out-of-pocket Loan Expenses incurred in connection with this Agreement.

3.3 Appraisal. Lender shall have received an Approved Appraisal of the Real Property certified to Lender and issued by an MAI designated appraiser chosen by Lender containing a final dollar estimate of the market value of the Real Property, as completed, as leased, with appropriate discounting, and conforming with Lender’s underwriting standards and rules and regulations of the Office of the Comptroller of the Currency. The appraisal shall be reviewed by and found to be satisfactory to Lender in its sole discretion. The maximum amount of the principal balance of the Loan shall not exceed a loan-to-value ratio stated in Section 2.2 above and thereafter the maximum amount of the principal balance of the Loan shall not exceed the loan-to-value ratio stated in Section 2.2 above.

3.4 Plat. Lender shall have received a copy of all plats, planned unit development maps, planned building group maps, and preliminary or final site development plans for the Real Property. Each Real Property must constitute a legally subdivided parcel.

3.5 Survey; Flood Hazard. Lender shall have received a current land survey plat certified to Lender and the Title Company prepared and certified by a professional land surveyor licensed in the state where the Project is located, which shall be prepared in accordance with the most recent ALTA/ASCM standards for urban surveys including items 1-13 on Table A and shall be certified to Lender, the Title Company and Borrower in a manner satisfactory to Lender. Lender shall have received a certification, from a company of its choice, certifying that no portion of the Real Property is located within a Federal Emergency Management Agency identified flood plain area and state the map number or within any other flood hazard area.

3.6 Title. Borrower shall hold fee simple title to each Real Property, subject only to the exceptions to title approved by Lender. Each Real Property shall be subject to no liens, other than the lien of general real estate taxes and assessments not yet due and payable.

3.7 Title Insurance. Lender shall have received a binding mortgagee’s title insurance commitment from the Title Company in form and substance satisfactory to Lender, together with legible copies of all documents affecting title and a current tax certificate or the equivalent, in which the Title Company has unconditionally committed to insure the lien of the Deed of Trust for the benefit of Lender as a first priority lien encumbering the Real Property and Improvements under an ALTA loan policy 1992 form, subject to no exceptions other than to those which Lender has specifically consented to in writing (“Permitted Exceptions”) and containing a revolving credit endorsement, a so-called comprehensive endorsement, a variable rate endorsement, an ALTA Form 8.1 environmental lien endorsement (construction form), and such other endorsements as Lender may request. Such title commitment shall call for the deletion of all standard preprinted exceptions (including survey exceptions). At Lender’s option, the policy to be issued will provide mechanic’s lien coverage satisfactory to Lender. At Lender’s option, title commitment shall contain a pending disbursement clause acceptable to Lender. Such title commitment shall require the policy to contain such endorsements as Lender may request. Such commitment will be accompanied by such re-insurance and co-insurance agreements and endorsements as Lender may require.

3.8 Plans and Specifications; Engineering Reports. Borrower shall have delivered to Lender the Project Plans and Specifications approved by the required Governmental Authorities, which shall be in a form and content satisfactory to Lender and shall be subject to approval by Lender. Lender shall have received all engineering reports and other reports, data and information required by Lender to indicate that the Real Property is suitable for its intended use, without extraordinary land preparation or expense. Any recommendation in such reports must have been complied with or incorporated into the Project Plans and Specifications.

3.9 Environmental Compliance. Lender shall have received a current Phase I environmental audit of the Real Property in a form and substance acceptable to Lender, issued by an environmental engineering firm acceptable to Lender, prepared in accordance with the ASTM standards for environmental site assessments. The environmental assessment shall indicate that the Real Property and Improvements do not contain, incorporate nor are threatened by contamination from any hazardous materials and/or hazardous substances, including, but not limited to, asbestos, PCBs, underground storage tanks, ground water or soil contamination, and that the Real Property does not contain any wetlands or endangered species habitat. In the event that the environmental audit indicates that further sampling and analysis is warranted, Lender may require further testing and evaluation at Borrower’s expense. If the environmental reports or audits disclose risk of environmental liability or if the auditors make recommendations regarding the abatement or removal of hazardous materials or substances, Lender may refuse to make Advances or disbursements until such risk has been removed or Borrower has performed all measures recommended by the auditor. In the event the environmental reports or audits disclose risk of environmental liability, and the Borrower is not pursuing appropriate remedies, Lender may require an environmental indemnity agreement (which may be contained in the Project Loan Agreement or Deed of Trust) indemnifying Lender against all environmental risks and liabilities, in a form acceptable to Lender.

3.10 Zoning. Lender shall have received evidence that the Real Property is properly zoned for the Improvements and their intended use and that such zoning is final and not subject to challenge.

3.11 Mechanic’s Lien Waivers. Lender shall have received lien waivers for any work performed or materials supplied by Contractors prior to the Closing Date.

3.12 Insurance. Lender shall have received evidence of insurance as required in any of the Loan Documents. All evidence of insurance shall be on an ACCORD 27 form.

3.13 Utilities. Lender shall have received evidence that all utilities and services to the Real Property, including, without limitation, water, sewer, gas and electric, and telephone, are available at the boundary of the Real Property in amounts sufficient to service the on-site Improvements for their intended use.

3.14 Permits. Lender shall have received a copy of grading, building and any other permits required from any Governmental Authority necessary for the construction of the Improvements and the same shall be in full force and effect.

3.15 Organizational Documents. Lender shall have received a Certified copy of all organizational documents (including operating agreements if the entity is a limited liability company) of Borrower, including the Operating Subsidiary that owns the applicable Project, and their managing members/managers, and their managing partners evidencing that each of them is validly existing and in good standing under all states in which they are either formed or in which they are conducting business. Lender shall have received certificates of good standing from the secretaries of state or similar governmental authority indicating they are in good standing.

3.16 Borrowing Resolution. Borrower shall have delivered to Lender a copy of a written consent of its owners/members consenting to (i) Borrower’s execution, delivery and performance of the Loan, (ii) the execution and delivery and performance of all of Borrower’s obligations under the Loan Documents, and (iii) authorizing the officers of Borrower to request all Advances under the Loan and permitting Lender to rely on the signature of any person purporting to be a manager of Borrower for an Advance under the Loan.

3.17 Legal Opinion. At the option of Lender, Borrower shall cause its independent legal counsel, acceptable to Lender, to issue and deliver to Lender its legal opinion that Borrower is a duly formed, validly existing corporation in good standing under the laws of the state of Colorado; that the Loan Documents have been duly executed and delivered by Borrower and are enforceable in accordance with their terms; and as to such other matters as Lender shall reasonably request.

3.18 Representations. All representations and warranties by Borrower shall remain true, correct and complete.

3.19 No Event of Default. No Event of Default shall exist, and no event shall have occurred or condition exist that, after notice of lapse of time, or both, would constitute an Event of Default.

3.20 Owner’s Equity. Lender shall have received evidence sufficient to indicate that Borrower has invested the minimum Borrower’s Equity. If Lender has not received sufficient evidence indicating the minimum Borrower’s Equity, Lender may require Borrower to make a Borrower’s
Deposit to be held by Lender in the Collateral Account and disbursed in accordance with the disbursement procedures contained herein.

3.21 Leases. Lender shall have received a copy of the fully executed Approved Lease affecting the Real Property. Lender shall have received a subordination, non-disturbance and attornment agreement on Lender’s standard form, executed by the Lessee and Borrower, subject to the terms of Section 6.4. No materially adverse event, such as bankruptcy, shall have occurred concerning the Lessee.

3.22 Payment and Performance Bonds, Etc. Lender shall have received Certified copies of all Construction Contracts and, at Lender’s option, a payment and performance bond from the General Contractor for the full amount of the Construction Contract, with a dual oblige endorsement issued to Lender, all in a form and content acceptable to Lender.

3.23 Other Matters. Lender shall have received such other documents and items as it shall reasonably request.

Section 4. General Provisions for all Advances.

4.1 Advances. Subject to the strict satisfaction of the conditions contained in this Agreement, Borrower may request and the Lender shall make Advances on each Loan in the manner set forth in each Project Loan Agreement, only for the amounts and for the cost items set forth in the Project Budget.

4.2 Satisfaction of Conditions. Although Lender shall have no obligation to make any Advance unless and until all of the conditions and prior performances set forth herein have been kept, fulfilled or performed, and until all inspections, certifications, releases, waivers, or paid bills or other requirements set forth herein or in the Project Loan Agreement have been made, delivered and complied with, Lender, at its sole discretion, may make Advances prior to that time without waiving or releasing any of the requirements or conditions of this Agreement; but Borrower shall continue to be strictly obligated and subject thereto, and all such conditions, prior performances and other requirements shall nevertheless be strictly and punctually complied with and fulfilled and performed; and, notwithstanding any such disbursement, Lender, at its sole discretion, may discontinue any further Advances at any time until all of the conditions, prior performances and other requirements of this Agreement have been strictly fulfilled, performed and complied with.

Without limiting the generality of the foregoing, certain disbursement procedures for Advances, including, without limitation, requirements for draw requests and supporting documentation from Borrower and inspections by Lender’s Inspector, and limitations on Advances for hard and soft costs shall be as set forth in the Project Loan Agreement for each Loan.

4.3 Excess Advances. Borrower shall immediately repay any Advance received by Borrower in excess of the amount Borrower is entitled to under the provisions of this Agreement.

4.4 Other Discretionary Disbursements/Advances. At its discretion, Lender may pay, but shall not be obligated to pay, from the Collateral Account or the undistributed proceeds of any Loan, even without a disbursement request, any of the following: (a) Loan fees; (b) Loan Expenses; (c) after an Event of Default, any amounts necessary to remove defects of title to the Real Property, or to pay liens and other encumbrances on the Real Property, which are prior to Lender’s interest in the Real Property or which claim a priority over Lender’s interest in the Real Property; (d) amounts due and payable to third persons in accordance with the terms and provisions of this Agreement, the Note, or the Loan Documents; (e) amounts to preserve or protect any Collateral securing the Loan in accordance with the terms of this Agreement; and (f) after an Event of Default, amounts necessary to complete the Improvements in accordance with the Construction Contracts and the Project Plans and Specifications. Any such payments shall for all purposes be deemed to be an Advance on the Loan. If the amount so disbursed results in total Advances exceeding the maximum principal amount of the Loan, or if such Advances when added to disbursements requested by the draw documents, exceed such amount, it shall nevertheless be deemed to be subject to the terms and conditions of this Agreement, to accrue interest in the same manner as all other disbursements hereunder, to be repaid by Borrower in the manner set forth herein, and shall be secured by the Collateral. Lender shall be under no obligation to advance to Borrower an amount in excess of the maximum principal amount of the Loan, even if, after making the optional Advances allowed under this Section the remaining Loan funds are inadequate to complete construction of the Project.

4.5 Project Cost Overruns. If, at any time, the remaining costs of completing any Project exceeds the remaining undisbursed portion of the Loan allocated for that Project, as determined by Lender, whether such increase is a consequence of modifications or amendments to the Construction Contracts or cost overruns, then, Lender shall not be obligated to approve any Advances or further disbursements from the Collateral Account until such time as Borrower has either provided evidence that it has advanced from its own funds all expenses of such cost overruns or has paid additional sums into the Collateral Account as hereinafter provided. Lender shall have the right to demand that Borrower pay into the Collateral Account additional sums as calculated by Lender in its reasonable discretion sufficient to complete the Project in accordance with the Construction Contracts such that the amounts so deposited into the Collateral Account and the remaining undisbursed balance of the Loan allocated to the Project is in an amount that equals or exceeds the revised Project Budget; and Borrower’s failure to do so within ten (10) days of demand by Lender shall constitute an Event of Default. Lender shall have no obligation to make disbursements from the Collateral Account or make any Advances under the Loan until such funds have been deposited with Lender, as Lender may request from time to time in accordance with the provisions of this Agreement. Such funds shall constitute a portion of Borrower’s Deposits. The Collateral Account shall be an account maintained with Lender into which all of Borrower’s Deposits shall be deposited and into which Advances on the Loan may be deposited and against which checks may be drawn for the purpose of disbursing the proceeds for the purposes described herein and for the other purposes described in this Agreement. Borrower shall not have the right to withdraw the funds for any purpose. No interest shall accrue on the funds deposited into the Collateral Account. All funds in the Collateral Account are pledged as additional Collateral for the Loan.

Section 5. Responsibility for Completion/Indemnity. Lender assumes no responsibility for completion of all or any portion of any Project. Lender shall have no obligation to any person to complete any portion of any Project, to apply undisbursed portions of the Loan to claims outstanding for the construction of any Project, or to exercise any of its rights hereunder. Nothing herein shall be construed as establishing a relationship between the Lender and any other party except the debtor/creditor relationship between Borrower and Lender. Lender shall owe no duty to any person to review any of the Construction Contracts, to insure compliance with Construction Contracts, to inspect the construction of the Improvements, or to warn Borrower or any other party of any defect or mistake in the Improvements. By accepting, reviewing or approving anything to be observed, performed or fulfilled by Borrower, Lender shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness, completeness, correctness or legal effect of the same or of any term, provision or condition thereof. All inspections are conducted for the sole benefit of Lender. Neither the Borrower, Contractors, nor any contract purchaser or other person may rely, or have any right to rely, upon Lender’s determination of the appropriateness of any Advance, approval of any inspection, or Lender’s approval of any other matter contained herein. Borrower shall, on demand, indemnify, defend and hold harmless Lender, its agents, participants, affiliates, officers, directors and employees of and from any and all liabilities, claims, demands, actions, causes of action, costs and expenses, including, without limitation, reasonable attorney fees and costs and expenses reasonably incurred in preparing or defending against any litigation or claim, action, suit, proceeding or demand of any kind or character, asserted against Lender or incurred by Lender at any time by reason of, arising out of, or related to, directly or indirectly, the construction of the Project, the condition of the Real Property, or any injury, death or accident occurring on or about the Real Property.

Section 6. Conditions Precedent to Initial and Subsequent Advances. Lender shall have no obligation to make any Advances for any Improvements until, as to each such Advance, all of the following conditions precedent are strictly satisfied, substantial completion being insufficient:

6.1 Prior Conditions. All conditions precedent listed in Sections 2, 3, and 4 have been satisfied and continue to be satisfied on an on-going basis, and any written request by Lender for any updated, additional or revised documentation or information required thereunder has been satisfied within a reasonable time, but not more than ten (10) days following such request.

6.2 Title Update. If required by Lender, Lender shall have received the mortgagee’s title insurance policy for the Loan excepting from coverage only the permitted exceptions and adding affirmative protection for those matters requested by Lender and shall have received before each and every Advance (other than a disbursement solely for interest) subsequent to the initial Advance date-down endorsements as requested by Lender to its title policy indicating that since the preceding Advance, there has been no change in the status of title and no other exceptions not theretofore approved by Lender. No Material Adverse Event shall have occurred affecting title to the Real Property.

6.3 Construction. The Improvements are being and have been constructed to date substantially in accordance with the Construction Documents, the Project Budget, and the Project Schedule.

6.4 Casualty. The Improvements shall not have been materially damaged by any casualty, unless Lender shall have received insurance proceeds in an amount deemed by Lender to be sufficient for complete repair of the damage and that when added to the undisbursed balance of the Loan are sufficient for completion of the Project in accordance with the Construction Documents.

6.5 Updated Appraisal. The disbursement requested shall not cause the outstanding principal balance of the Loan to exceed the maximum loan-to-value ratio or loan to cost ratio stated in Section 2.2 above. If requested by Lender, Lender shall have received an updated appraisal. If an Event of Default exists, if Lender has reasonable cause to believe that the value of the Real Property has been impaired for any reason whatsoever, if an appraisal is required in order to comply with regulatory requirements, if the appraisal is ordered in connection with an extension of the Maturity Date or a casualty loss to the Improvements, then the cost of such appraisal shall be at Borrower’s expense; provided that Borrower shall not be responsible for the cost of more than one appraisal annually. Otherwise, such appraisal shall be conducted at the Lender’s expense.

6.6 Financials. No Material Adverse Event shall have occurred affecting Borrower. Lender may require that Borrower provide it with satisfactory evidence that there is not pending against Borrower a petition in bankruptcy, whether voluntary or otherwise, any assignment for the benefit of creditors or petition seeking reorganization or arrangement pursuant to federal bankruptcy laws or of any similar state law, or any other action brought pursuant to the aforesaid bankruptcy laws. Upon request of Lender, Borrower shall supply Lender with a written certification stating that no condition exists, which materially adversely affects the financial condition of Borrower, or the Real Property. Lender may also conduct a credit investigation which Lender deems advisable or order any and all credit reports upon Borrower, and such investigation or reports shall not reveal any Material Adverse Event.

6.7 Construction. Borrower shall not have done or permitted anything to be done that would materially and negatively affect the completion of the Project or the performance of any of the Construction Contracts.

6.8 Compliance. Borrower shall have theretofore complied with all of its covenants and agreements contained in this Agreement, the Note and the other Loan Documents, and all representations and warranties of Borrower contained herein or in any other Loan Document shall be true as of the date of disbursement as if first made on that date; and there shall not exist an Event of Default nor shall there exist the occurrence of an event which with the passage of time or notice, or both, would result in an Event of Default.

6.9 Contractors. For each proposed Project, Borrower shall have provided a list certified by Borrower and General Contractor of all subcontractors with whom Borrower or Contractors have contracted, a list certified by each subcontractor shown on such list containing all subcontractor’s suppliers, and subcontractors, and evidence that all persons shown on such lists have received payment for all work performed for the period covered by the previous disbursement request, and that all such persons have executed appropriate lien waivers for such work and materials furnished. Such evidence may include, but is not necessarily limited to, copies of canceled checks, original invoices, and original lien waivers.

6.10 Mechanic’s Liens. Lender shall have received the lien waivers described in Sections 4 and 5. Lender shall not have received a notice of intent to file a mechanic’s lien and no statement of lien or other mechanic’s lien shall have been recorded affecting all or any of the Real Property.

6.11 Owners Equity. Lender shall have received evidence sufficient to indicate that Borrower has invested into the Project the minimum Borrower’s Equity. If Lender has not received sufficient evidence, Lender may require Borrower to invest such amounts and provide evidence of the same as a condition to any Advance or may require Borrower to make a Borrower’s Deposit to be held by Lender in the Collateral Account and disbursed prior to any Advances on the Loan.

6.12 Final Project Advance. In the case of each Project, Lender will have no obligation to make the final Advance until the following conditions have been complied with, provided that all other conditions in this Agreement for Advances have been complied with:

(a) The Improvements have been fully completed and equipped in accordance with the Project Plans and Specifications free and clear of mechanics’ liens and security interest and are ready for occupancy;

(b) Borrower shall have furnished to Lender “all risks” casualty insurance in form and amount and with companies satisfactory to Lender in accordance with the requirements contained in the Loan Documents;

(c) Borrower shall have furnished to Lender copies of all licenses and permits required by any Governmental Authority having jurisdiction for the occupancy of the Improvements and the operation thereof, including a permanent certificate of occupancy from the municipality in which the Project is located;

(d) The Lessee shall have executed acknowledgment of acceptance of the Project in form and substance acceptable to Lender;

(e) Borrower shall have furnished a survey covering the completed Improvements in compliance with Section 3.5, at Lender’s option;

(f) All fixtures, furnishings, furniture, equipment and other property required for the operation of the Project shall have been installed free and clear of all liens and security interests, except in favor of Lender;

(g) Borrower shall have furnished to Lender copies of all final waivers of lien and sworn statements from Contractors and material suppliers and an affidavit from the General Contractor in accordance with the mechanic’s lien law of the State or as otherwise established by Lender;

(h) Borrower shall have furnished to Lender a certificate from the General Contractor and, at Lender’s option, Borrower’s architect, or other evidence satisfactory to Lender stating that (i) the Improvements have been completed in accordance with the Plans and Specifications, and (ii) the Improvements as so completed comply with all applicable law;

(i) Lender shall have received a certificate from the Lender’s Inspector for the sole benefit of Lender that the Improvements have been satisfactorily completed in accordance with the Project Plans and Specifications; and

(j) Such other conditions as may be set forth in the Project Loan Agreement shall have been satisfied.

Section 7. Representations and Warranties. Borrower represents and warrants to Lender that as of the date of this Agreement and as of the date of each disbursement of the Loan proceeds:

7.1 Recitals. The recitals and statements of intent appearing in this Agreement are true, correct and complete.

7.2 Organization. The Company is a corporation validly formed, existing and in good standing under the laws of the state of Colorado.

7.3 Power and Authorization. Borrower has the full power to carry out its business now being conducted. The execution, delivery and performance of all Loan Documents by Borrower, to the extent to be executed, delivered or performed by Borrower: (a) have been duly authorized by all necessary corporate or other action; (b) do not require the consent or approval of any other person, regulatory authority or governmental body; and (c) do not conflict with, result in violation of, or constitute a default under any provision of any agreement or other instrument binding upon Borrower, or any law, governmental regulation, court decree or order applicable to Borrower.

7.4 Enforceability. This Agreement constitutes, and any instrument or agreement required hereunder to be given by Borrower when delivered will constitute, legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, subject to bankruptcy and insolvency laws affecting the rights of creditors generally.

7.5 Litigation and Claims. There exists no litigation or claim (including those for past-due taxes) against Borrower or the Collateral which is pending, or for which Borrower has received written notice, and no other event has occurred which may have a Material Adverse Effect on Borrower’s financial condition or properties.

7.6
Financial Information. The financial statements of Borrower supplied to Lender disclosed their true and complete financial condition as of the date of the statements, and there has been no Material Adverse Event subsequent to the date of the most recent financial statements supplied to Lender. Borrower does not have any material contingent obligations except as disclosed in such financial statements.

7.7 Taxes. All tax returns and reports of Borrower that are or were required to be filed have been filed, and all taxes, assessments and other governmental charges have been paid in full.

7.8 Location of Borrower’s Offices and Records. The principal place of business of Borrower is located at 700 17th Street, Suite 1200 Denver, Colorado, 80202.

7.9 Information. All information heretofore or contemporaneously herewith furnished by Borrower to Lender for the purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all information hereafter furnished by or on behalf of Borrower to Lender will be, true, and accurate in every material respect on the dates which such information is dated or certified; and none of such information is or will be incomplete by omitting to state any amendment, modification or any material fact necessary to make such document information not misleading.

7.10 Survival of Representations and Warranties. Each request by Borrower for an Advance shall constitute an affirmation on the part of Borrower that the above representations and warranties are true, correct and complete as of the time of such request. Borrower understands and agrees that Lender is relying upon the above representations and warranties in making the Loan to Borrower. Borrower further agrees that the foregoing representations and warranties shall be continuing in nature and shall remain in full force and effect until such time as the Loan shall be paid in full.

7.11 Ownership of Borrower. The ownership of Borrower is as set forth on Exhibit B attached hereto and made a part hereof.

7.12 Business Loan. The Facility is solely for business purposes, and is not for personal, family, household or agricultural purposes.

7.13 Subordinate Debt. The Company has received no loans from any Affiliate other than the Subordinate Debt.

7.14 ERISA. The Borrower is not a party in interest to any plan defined or regulated under ERISA, and the assets of the Borrower are not “plan assets” of any employee benefit plan covered by ERISA or Section 4975 of the Internal Revenue Code.

Section 8. Affirmative Covenants. Borrower covenants and agrees with Lender that, while this Agreement is in effect, Borrower will perform the following:

8.1 Payment of Loan. Borrower shall promptly pay and perform when due all obligations of Borrower contained herein or in another Loan Document.

8.2 Payment of Laborers and Materialmen. Promptly and fully pay all laborers and materialmen for the Improvements in such amounts and at such times as necessary to prevent mechanics liens upon the Real Property. Borrower shall, upon demand, defend and indemnify Lender of and from all claims, suits or proceedings brought by any person allegedly unpaid for labor or materials supplied to the Project. This indemnity shall survive repayment and satisfaction of this Loan.

8.3 Completion of Improvements. Borrower shall proceed with construction without interruption and promptly complete the Improvements not later than the original Maturity Date in a good and workmanlike manner according to the Project Plans and Specifications, free from all liens and encumbrances, and in accordance with the Construction Documents, and all applicable ordinances and statutes, zoning laws, and all regulations and building codes of any governmental or municipal agency having jurisdiction over the Improvements.

8.4 Enforcement of Contracts. Borrower shall strictly enforce the Construction Documents to ensure that the Contractors are required to promptly and diligently perform all of their obligations thereunder and in such a manner as to preserve Lender’s security in the Real Property and Improvements.

8.5 Additional Contractor Lists. Borrower, promptly upon request of Lender from time to time, shall furnish to Lender correct lists of the Contractors, all subcontractors, suppliers and materialmen employed or retained in connection with the construction of the Improvements, together with, if required by Lender, copies of each such contract. Each such list shall show the name, address and telephone number of each such person, a general statement of the nature of the work to be done, the labor and materials to be supplied, the names of materialmen if known, and the approximate dollar value of such labor or work with respect to each. Lender shall have the right to telephone or otherwise communicate with the Contractors, each subcontractor and materialman to verify the facts disclosed by said list or by any disbursement request, or for any other purpose.

8.6 No Other Security Interests. No materials, equipment, fixtures or any other part of the Improvements or articles of personal property placed in the Improvements shall be purchased or installed under any security agreement or other arrangements wherein the seller reserves or purports to reserve the right to remove or to repossess any such items or to consider them personal property after their incorporation into the Improvements.

8.7 Maintenance of Licenses and Permits. Borrower shall maintain in full force and effect all rights and licenses necessary to carry on its business, and all permits, licenses, consents and approvals necessary for the construction, maintenance and operation of the Improvements. Borrower shall maintain its present existence and shall maintain executive personnel and management at a level of experience and ability equivalent to present personnel and management.

8.8 Litigation. Borrower shall promptly inform Lender in writing of: (a) any Material Adverse Event; (b) all litigation and claims and all threatened litigation and claims affecting Borrower which could materially affect the financial condition of Borrower; and (c) all litigation concerning all or any portion of the Collateral. In the event that such litigation concerns or affects any of the Collateral, Lender may engage counsel to make an appearance and defend Lender’s interest in the Collateral, all at Borrower’s expense. In addition, in the event that such litigation asserts a lien, including, without limitation, a mechanic’s lien, or a claim to title of all or any portion of the Collateral, Borrower shall, at Lender’s election, also either post a bond or deliver other cash security with Lender (or, at Lender’s option, with the court in the case of a mechanic’s lien bond) in an amount of one-and-one-half times the amount of such claims within thirty (30) days of the date of the initiation of such litigation (provided that if the lien is recorded, such as a mechanic’s lien, then the bond or security shall be posted within thirty (30) days of recording). Such bond or cash security shall be held by Lender (or, at Lender’s option, with the court in the case of a mechanic’s lien bond) until the conclusion of such litigation and may be used at Borrower’s election to settle such litigation. If not settled or concluded in favor of Borrower, the bond or cash security may be used by Lender to either pay off such claimants or may be applied against the Loan. If cash security is pledged, Borrower may use the cash to settle any such dispute (provided that the funds will only be released upon a final and complete settlement of the claims).

8.9 Financial Records. Borrower shall maintain its books and records in accordance with the accounting principles historically used by Borrower, applied on a consistent basis, and Borrower will permit Lender to examine and audit Borrower’s books and records at all reasonable times. All books and records shall separately account for the income and expenses attributable to the Real Property. Borrower shall deliver to Lender the following financial information, all of which shall be in a form and content reasonably acceptable to Lender, on or before the date specified below:

(a) Whenever requested and in any event within ninety (90) days after the end of each fiscal year, Borrower shall furnish to Lender its (i) unqualified audited annual financial statements prepared by a certified public accountant acceptable to Lender, (ii) a balance sheet, (iii) statement of income and expenses, and (iv) statement of cash flows that include the results of the financial operations of Borrower. To the extent that they comply with the requirements of this section, Borrower may furnish to Lender the reports filed with the Securities and Exchange Commission.

(b) Semi-annually and as soon as practicable and in any event within forty-five (45) days after the end of each semi-annual period, Borrower will furnish a certified, internally-prepared balance sheet, income statement and operating statements.

(c) Within ninety (90) days after each fiscal year, Borrower shall furnish a covenant compliance certificate in the form of Exhibit A for the prior fiscal year certifying compliance with the financial covenants set forth herein, together with a copy of all brokerage and bank statements and supporting documentation used to support the certification.

(d) Within forty-five (45) days of filing with the Internal Revenue Service, Borrower shall furnish a certified copy of its federal income tax returns, together with all K-1s, 1099s, sub chapter S corporation and partnership income tax returns, W-2s and other schedules and exhibits, and, if any extensions are filed, Borrower shall furnish Lender with a copy of any extensions within five (5) days of filing the same with the Internal Revenue Service.

(e) Borrower shall furnish such additional reasonable information and statements, lists of assets and liabilities, aging of receivables and payables, inventory schedules, budgets, forecasts, tax returns, and other reports with respect to Borrower’s financial condition, the Real Property, and business operations as Lender may reasonably request from time to time.

8.10 Insurance. In addition to the insurance required under any other Loan Document, Borrower shall obtain, maintain or cause to be maintained and shall deliver to the Lender policies of insurance, at its expense, providing the following:

(a) Policies of insurance evidencing bodily injury, death or property damage liability coverages in amounts not less than $1,000,000.00 (combined single limit), and an excess/umbrella liability coverage in an amount not less than $1,000,000.00 shall be in effect with respect to the Borrower. Such policies must be written on an occurrence basis so as to provide blanket contractual liability, broad form property damage coverage, and coverage for products and completed operations.

(b) “Special Cause of Loss” insurance on the Improvements in an amount not less than the full insurable value on a replacement cost basis of the insured Improvements and personal property related thereto. During the construction period, such policy shall be written in the so-called “Builder’s Risk Completed Value Non-Reporting Form” with no coinsurance requirement and shall contain a provision granting the insured permission to occupy. Such policy shall not contain an exclusion for terrorist losses.

(c) If applicable, evidence of worker’s compensation insurance coverage satisfactory to Lender.

(d) If the Real Property, or any part thereof, lies within a “special flood hazard area” as designated on maps prepared by the Department of Housing and Urban Development, a National Flood Insurance Association standard flood insurance policy, plus insurance from a private insurance carrier if necessary, for the duration of the Loan in the amount of the full insurable value of the Improvements.

(e) Such other insurance as the Lender may require, which may include, without limitation, errors and omissions and liability insurance with respect to the contractors, architects and engineers, earthquake insurance, rent abatement and/or business loss.

All insurance policies shall (i) be issued by an insurance company having a rating of “A” VII or better by A.M. Best Co., in the Best’s Rating Guide, (ii) name the Lender as an additional insured on all liability insurance and as mortgagee and lender loss payee on all casualty, builder’s risk or property damage insurance, (iii) provide that the Lender is to receive thirty (30) days written notice prior to non-renewal or cancellation, (iv) be evidenced by a certificate of insurance to be held by the Lender, and (v) be in form and amounts acceptable to the Lender. Borrower will provide Lender with loss payee endorsements, non-contributing mortgagee’s endorsements, or other endorsements as Lender may require. If any insurance policies are blanket policies, they shall contain an agreed amount endorsement, in amounts reasonably approved by Lender.

8.11 Insurance Reports. In addition to any reports required in the Deed of Trust, Borrower, upon request of Lender, will deliver to Lender from time to time the policies or certificates of insurance in form satisfactory to Lender, including stipulations that coverages will not be cancelled or diminished without at least 30 days’ prior written notice to Lender. In connection with all policies covering the Real Property, Borrower shall furnish to Lender, upon request of Lender, reports on each existing insurance policy showing such information as Lender may reasonably request, including, without limitation the following: (a) the name of the insurer; (b) the names of all insureds and loss payees; (c) the risks insured; (d) the amount of the policy; (e) the properties insured; (f) the then-current property values on the basis of which insurance has been obtained, and the manner of determining those values; and (g) the expiration date of the policy.

8.12 Other Agreements. Borrower shall comply in all material respects with all easements, covenants, declarations, other agreements affecting the Real Property including, without limitation, whether now or hereafter existing, between Borrower and any other party and notify Lender immediately in writing of any default in connection with any other such agreement.

8.13 Taxes, Charges and Liens. Borrower shall discharge when due any of its other obligations, including, without limitation, all assessments, taxes, governmental charges, levies and liens of every kind and nature imposed upon Borrower or its properties, income or profits prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of Borrower’s properties, income or profits, including, but not limited to, the Real Property; provided, however, Borrower will not be required to pay and discharge any such assessment, tax, charge, levy, lien or claim that affects the Collateral so long as: (a) the amount or legality of the same shall be contested in good faith by appropriate proceedings; (b) Borrower promptly notifies Lender of the contest and keeps Lender informed as to the status of the contest; (c) the contest and delay in payment of such tax would not, in Lender’s opinion, jeopardize Lender’s security interest in or the value of the Collateral; (d) within thirty (30) days of the date the same became due, or the filing of the lien, whichever is earlier, Borrower shall either (i) have established, with Lender’s approval, on its books adequate reserves with respect to such contested assessment, tax, charge, levy, lien or claim in accordance with generally-accepted accounting practices, or (ii) if Lender has not approved the reserve, have posted a bond in favor of Lender, issued by a surety acceptable to Lender, in an amount equal to one and one-half of the amount of such lien; and (e) Borrower promptly pays all amounts ultimately determined to be payable.

8.14 Operations. Borrower shall conduct its business affairs in a reasonable and prudent manner and in compliance with all applicable federal, state and municipal laws, ordinances, rules and regulations respecting its properties, charters, businesses and operations, all minimum funding standards and other requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and other laws applicable to Borrower’s employee benefit plans, if any. Borrower’s sole business is the development, construction and rental of the Real Property. Borrower shall not engage in any business other than the ownership, development, construction and rental of the Real Property.

8.15 Inspection of Books. Borrower shall permit employees or agents of Lender, at its own expense, at any reasonable time to inspect any and all Collateral and Borrower’s other properties and to examine or audit Borrower’s books, accounts and records and to make copies and memoranda of Borrower’s books, accounts and records. If Borrower now or at any time hereafter maintains any records (including, without limitation, computer-generated records and computer software programs for the generation of such records) in the possession of a third party, Borrower, upon reasonable request of Lender, shall notify such party to permit Lender free access to such records at all reasonable times and to provide Lender with copies of any records it may request, all at Borrower’s expense.

8.16 Collateral Inspection.

(a) Borrower shall permit Lender and its representatives, including Inspector, to enter upon the Real Property and observe the construction of the Improvements and all materials to be used in construction thereof; permit them to examine the Real Property Construction Documents; all detailed plans and shop drawings for the Improvements, and all of Borrower’s books, records, contracts and bills with respect to the Improvements; and cause the subcontractors to cooperate with Lender in this regard. Observation by Lender of construction shall be for the purpose of protecting the security of the Loan only, and such observation shall in no way be construed as an acknowledgement that the Construction Documents have been complied with or that the construction is free from defect or in compliance with the terms of this Agreement.

(b) In addition, Inspector, at Borrower’s expense, shall make regular observations of the Real Property as construction progresses and at all critical times during construction to determine that the work is progressing in a timely manner and in compliance with the Project Schedule, to review each request for a loan disbursement to reasonably ascertain that all construction to the date of request has been completed to the extent indicated in Borrower’s request and to furnish Lender with full and complete reports of the construction and provide Borrower with copies of such reports.

8.17 Bonds. In the event that a mechanic’s or other lien is filed encumbering the Real Property, Borrower shall, in addition to the other requirements of the Loan Documents, immediately notify Lender thereof and obtain for the benefit of Lender a corporate surety bond in an amount and with sureties satisfactory to Lender or, at Lender’s election, a cash deposit to be deposited with Lender, the Title Company or the court, at Lender’s option, in the amount specified in this Agreement and in such a manner as to cause the lien to be satisfactorily released within thirty (30) days of the date filed.

8.18 Correction of Defects. Borrower shall proceed diligently to correct material defects and the completion of Improvements described in the Construction Contracts.

8.19 Lien Waivers. Borrower shall obtain lien waivers from all Contractors through the use of check endorsements and lien waiver forms acceptable to Lender.

8.20 Financial Covenants.

(a) Except as otherwise noted, all capitalized terms in this paragraph and not otherwise defined in this Agreement shall have the meanings determined in accordance with GAAP. In addition, except as otherwise noted, all financial computations shall be made in accordance with GAAP.

(b) The Company shall not permit its Debt as of the last day of each fiscal year to exceed three hundred percent (300%) of its Tangible Net Worth.

8.21 Leases. Borrower shall exercise its good faith, best efforts to comply with and perform all of its obligations under each Approved Lease. Borrower shall provide to Lender, within five (5) days of Borrower’s receipt, copies of any correspondence, notices, demands or proposed amendments pertaining to all Approved Leases. If Lender so requests, Borrower shall from time to time obtain from any Lessee and deliver to Lender estoppel certificates, and, if required in the tenant’s leases, a subordination, non-disturbance and attornment agreement, all in a form and substance approved by Lender.

8.22 Additional Assurances. Borrower shall make, execute and deliver to Lender such promissory notes, mortgages, deeds of trust, security agreements, financing statements, instruments, documents and other agreements as Lender or its attorneys may reasonably request to evidence and secure the Loan and to perfect all security interests and liens in the Collateral.

Section 9. Negative Covenants. Borrower covenants and agrees with Lender as follows:

9.1 Continuity of Operations. Without the prior written consent of Lender, Borrower (specifically the parent “Company”) shall not: (a) engage in any business activities substantially different than those in which Borrower is presently engaged; (b) cease operation, liquidate, merge or consolidate with any other entity; (c) change its management or turn over management of its affairs to any other person; (d) change its name or operate its business under any assumed name, or (e) change the state of its formation.

9.2 Change in Accounting Period. Without the prior written consent of Lender, Borrower (specifically the parent “Company”) shall not change the times of commencement or termination of their fiscal year or other accounting periods, or change its methods of accounting other than to conform to generally-accepted accounting principles applied on a consistent basis.

9.3 Government Regulation. Borrower shall not be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or fail to provide documentary and other evidence of Borrower’s identity as may be requested by Lender at any time to enable Lender to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

9.4 Subordinate Debt. Borrower shall receive no loan from any Affiliate, other than the Subordinate Debt, without the prior written consent of Lender. Borrower shall not amend or modify any of the promissory notes evidencing the Subordinate Debt (as detailed in “Exhibit C”) without the prior written consent of Lender.

9.17 Merger. Borrower shall not merge into or consolidate with any Person or otherwise dispose of substantially all of its assets other than in the ordinary course of business.

Section 10. Events of Default. Each or any one of the following shall constitute an Event of Default under this Agreement.

10.1 Event of Default. The occurrence of any one or more of the following events or conditions shall constitute an “Event of Default” under this Agreement.

(a) Any failure to pay any principal or interest under the Note when the same becomes due and payable and such failure continues for ten (10) days, or the failure to pay any other sum due under the Note, this Agreement or any Loan Document when the same shall become due and payable and such failure continues for ten (10) days after notice thereof to Borrower.

(b) Any failure or neglect to perform or observe, or default under, any of the covenants, conditions or provisions of this Agreement (other than a failure or neglect described in one or more of the other provisions of this Section 10) and such failure or neglect either cannot be remedied or, if it can be remedied, it continues unremedied for a period of thirty (30) days after notice thereof to Borrower.

(c) The occurrence of an Event of Default, or a default that remains uncured after the expiration of any applicable grace period, under any other Loan Document.

(d) Any warranty, representation or statement contained in this Agreement, in the Note or in any Loan Document or any other document or instrument executed or delivered in connection with the Loan, or made or furnished to Lender by or on behalf of Borrower, shall be or shall prove to have been false when made or furnished.

(e) The filing by Borrower (or against Borrower to which Borrower acquiesces or that is not dismissed within sixty (60) days after the filing thereof) of any proceeding under the federal bankruptcy laws now or hereafter existing or any other similar statute now or hereafter in effect; the entry of an order for relief under such laws with respect to Borrower; or the appointment of a receiver, trustee, custodian or conservator of all or any part of the assets of Borrower.

(f) The insolvency of Borrower or the execution by Borrower of an assignment for the benefit of creditors; or the convening by Borrower of a meeting of their creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts; or the failure of Borrower to pay their debts as they mature; or if Borrower is generally not paying its debts as they mature.

(g) The admission in writing by Borrower that it is unable to pay its debts as they mature or that it is generally not paying its debts as they mature.

(h) The dissolution of Borrower.

(i) Any levy or execution upon, or judicial seizure of any portion of any Collateral.

(j) Any attachment or garnishment of, or the existence or filing of any lien or encumbrance, other than any lien or encumbrance permitted by a Deed of Trust, against any portion of any Collateral that is not removed or released within thirty (30) days after its creation.

(k) The institution of any legal action or proceedings to enforce any lien or encumbrance upon any portion of any Collateral or security for the Loan, that is not dismissed within thirty (30) days after its institution other than for mechanics liens for which a bond has been posted as provided herein.

(l) The occurrence of any event of default under any document or instrument given by Borrower or any Affiliate in connection with any other indebtedness or obligation of Borrower or any Affiliate owed to Lender.

(m) Any action shall be taken by any Governmental Authority that would materially and adversely affect timely substantial completion of the Project by the Completion Date or the use or occupation of the Project for their intended purpose and such action shall not have been reversed or remedied within a period of thirty (30) days from the taking thereof.

(n) If Borrower fails to construct the Improvements in substantial accordance with the Project Plans and Specifications and applicable law and such failure is not cured within twenty (20) days after written notice of such default by Lender to Borrower or if the failure is for a reason beyond the control of Borrower, then for a reasonable time not to exceed sixty (60) days, so long as Borrower is diligently pursuing a cure.

(o) If any Governmental Authority should declare a default under any subdivision improvement or development agreement or otherwise refuses to issue any permits necessary for the development of any Project or any certificates of occupancy required for the occupancy of any Project as a result of any action or failure to act attributable to Borrower.

(p) A transfer, sale or conveyance of any of the Collateral prohibited under any of the Loan Documents.

(q) Any direct or indirect transfer of any legal or beneficial interests in any Operating Subsidiary that is the maker of a Note, unless after giving effect to such transfer the Company continues to own not less than fifty-one percent (51%) of the legal and beneficial interests in, and continues to control, such Operating Subsidiary.

Section 11. Effect of an Event of Default; Remedies. If any Event of Default shall occur, Lender, at Lender’s option, may cease making any Advances under any Loan and/or may accelerate the Obligations, at Lender’s option, to become immediately due and payable. Upon an Event of Default, Lender shall have no obligation to review and approve any new proposed Projects. Upon an Event of Default, all sums due under the Loan Documents shall accrue interest at a rate (“Default Rate”) of interest equal to 18% per annum. In addition to accelerating the Obligations due and payable under the Loan, Lender may exercise any other remedy it may have under this Agreement, any Loan Document, or any Security Document, or those available at law or in equity or by statute, including, without limitation, the rights of specific performance. Lender may elect to enforce the Loan or any of its rights or remedies successively, concurrently, or consecutively, in any order and at any time or from time to time as it may so determine in its sole and absolute discretion. No failure or delay on the part of Lender in exercising any right, power or privilege under this Agreement, the Loan Documents or under the law, and no course of dealing between Borrower and Lender shall operate as a waiver hereof or thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise of any other right, power or privilege. Borrower hereby waives any defense or claim of marshalling or that Lender must proceed against any particular Collateral in any particular order or at any particular time. Without limiting the foregoing, upon the occurrence of an Event of Default, Lender shall have the right, acting on its own behalf or through a court appointed receiver which may be appointed upon ex parte application without notice to Borrower, to take possession of the Collateral and perform any and all work it deems advisable or necessary to protect the Improvements and complete them substantially in accordance with the Project Plans and Specifications. Borrower hereby irrevocably constitutes and appoints Lender and/or any court appointed receiver its attorney-in-fact with full power and authority upon the occurrence of an Event of Default to do all or any of the following: (a) take possession of, protect and complete the Improvements; (b) use funds not disbursed pursuant to the Loan for the purpose of completing the Improvements and payment of costs related thereto; (c) make such additions, changes and corrections in the Construction Contracts as deemed necessary or desirable by Lender to complete the Project without loss to Lender; (d) employ such contractors, subcontractors, agents, architects and other persons that Lender deems necessary or desirable to complete the Project; (e) pay, settle or compromise all existing invoices, charges and claims relating to the Real Property and/or the Improvements as it deems necessary for completion of the Improvements and clearance of title to the Real Property for protection of its interest; (f) prosecute and defend all actions and proceedings in connection with construction of the Improvements and apply the proceeds of any judgment in any such action against any of the Obligations as it determines in its sole discretion; (g) execute, acknowledge and deliver all instruments and documents in the name of Borrower and do and perform all acts in the name of Borrower that Lender deems necessary or appropriate to complete the construction of the Improvements; (h) lease the Real Property and execute and deliver leases in the name of Borrower. Nothing contained in this Section shall prohibit Lender from altering the Construction Contracts to effect a reduction of the cost of any item therein when in the exercise of reasonable judgment Lender determines that such action is necessary to provide for the sale of all or a portion of the Improvements or to protect or enhance the value of the Improvements or Real Property as security for satisfaction of the Obligations. No delay or failure of Lender in the exercise of any right or remedy shall be deemed a waiver of any further exercise of such right or remedy or of any other rights of Lender as to any security for the Obligations, and shall not affect the rights of Lender to enforce payment of the Loan and to recover judgment for any portion thereof remaining unpaid. The rights and remedies herein expressed are cumulative and not exclusive of any right or remedy that may be available to Lender under its Loan Documents or by law or otherwise. Borrower specifically waives any obligation of Lender, if any, to accept a deed in lieu or to pursue any Collateral at any particular time.

Section 12. Action Upon Agreement.

12.1 No Third Party Beneficiaries. This Agreement is made for the sole protection and benefit of the parties hereto and no other person or organization shall have any right of action hereon.

12.2 Integration. The Loan Documents constitute the entire understanding and agreement between Borrower and Lender with respect to the transactions arising in connection with the Loan and supersede all prior written or oral understandings and agreements between Borrower and Lender with respect to the matters addressed in the Loan Documents. Borrower hereby acknowledges that, except as incorporated in writing in the Loan Documents, there are not, and were not, and no persons are or were authorized by Lender to make, any representations, understandings, stipulations, agreements or promises, oral or written, with respect to the matters addressed in the Loan Documents. Borrower hereby represents, warrants and acknowledges that counsel of Borrower’s own choosing has advised Borrower in the negotiation, execution and delivery of the Loan Documents.

12.3 Modifications. No promise, representation, warranty or agreement made subsequent to the execution and delivery of this Agreement by either party hereto, and no revocation, partial or otherwise, or change, amendment or addition to, or alteration or modification of, this Agreement shall be valid unless the same shall be in writing signed by all parties hereto.

12.4 No Joint Venture. Lender and Borrower each have separate and independent rights and obligations under this Agreement. Nothing contained herein shall be construed as creating, forming or constituting any partnership, joint venture, merger or consolidation of Borrower and Lender for any purpose or in any respect.

Section 13. General.

13.1 Setoff. Borrower hereby grants to Lender a security interest in, and Lender is hereby authorized at any time and from time to time, without prior notice to Borrower (any such notice being expressly waived by the Borrower), to set off and apply, any and all accounts and deposits (general or special, time or demand, provisional or final) at any time held by Lender, or any branch, subsidiary, or affiliate of Lender, and all other indebtedness at any time owing by Lender or any branch, subsidiary, or affiliate of Lender, to or for the credit or the account of Borrower (including all accounts held jointly with another, but excluding any IRA or Keogh accounts, or any trust accounts for which a security interest would be prohibited by law), against any and all of the Obligations of Borrower now or hereafter existing under the Loan Documents. Such security interest may be enforced, and such right of setoff may be exercised, by Lender irrespective of (i) whether or not Lender shall have made any demand under the Loan Documents and (ii) whether such Obligations are contingent, matured, or unmatured. Lender agrees promptly to notify Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of Lender under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Lender may have.

13.2 Survival and Severability. This Agreement shall survive the making of the Loans and shall continue so long as any part of the Loans, or any extension or renewal thereof, remains outstanding. If any provision of this Agreement is held to be invalid, illegal, or unenforceable in any jurisdiction, the validity, legality and enforceability of that provision in any other jurisdiction, and the validity, legality and enforceability of the remaining provisions hereof in all jurisdictions, shall not be affected or impaired in any way.

13.3 Discretionary Rights. All rights, powers and remedies granted Lender herein, or otherwise available to Lender, are for the sole benefit and protection of Lender, and Lender may exercise any such right, power or remedy at its option and in its sole and absolute discretion without any obligation to do so. In addition, if, under the terms hereof, Lender is given two or more alternative courses of action, Lender may elect any alternative or combination of alternatives, at its option and in its sole and absolute discretion. All monies advanced by Lender under the terms hereof and all amounts paid, suffered or incurred by Lender in exercising any authority granted herein, including reasonable attorneys’ fees, shall be secured by the Security Documents, shall bear interest at the highest rate payable on the Loans until paid, and shall be due and payable by Borrower to Lender immediately without demand.

13.4 Standard of Review. Whenever any of the Loan Documents require Lender’s consent or approval, such consent or approval may be granted or withheld by Lender in Lender’s sole and absolute discretion, for any reason or no reason whatsoever, unless the context of such sentence specifically requires Lender to act reasonably. In such cases, it shall be reasonable for Lender to act in accordance with the terms of the Loan Documents or as would otherwise be reasonable for national banks located in Denver, Colorado. In either case, Lender may impose additional conditions and requirements prior to granting such consents or approvals.

13.5 Indemnity. Borrower shall indemnify and hold Lender harmless from and against all claims, costs, expenses, actions, suits, proceedings, losses, damages and liabilities of any kind whatsoever, including but not limited to attorneys’ fees and expenses, arising out of any matter relating, directly or indirectly, to the Loans, to the ownership, development, construction, or sale of the Real Property and Improvements, whether resulting from internal disputes of Borrower, or whether involving other third persons or entities, or out of any other matter whatsoever related to any of the Loan Documents, or any property encumbered thereby, but excluding any claim or liability which arises as the direct result of the gross negligence or willful misconduct of Lender. This indemnity provision shall continue in full force and effect and shall survive not only the making of the Loans and the Advances but shall also survive the repayment of the Loans and the performance of all of Borrower’s other obligations hereunder.

13.6 Joint and Several. If Borrower consists of more than one person or entity their liability shall be joint and several. The provisions hereof shall apply to the parties according to the context thereof and without regard to the number or gender of words or expressions used.

13.7 Time of Essence. Time is expressly made of the essence of this Agreement.

13.8 Notices. All notices required or permitted to be given hereunder shall be in writing and may be given in person or by United States mail, by delivery service or by telecopy transmission. Any notice directed to a party to this Agreement shall become effective upon the earliest of the following: (a) actual receipt by that party; (b) delivery to the designated address of that party, addressed to that party; (c) if given by certified or registered United States mail, two (2) Business Days after deposit with the United States Postal Service, postage prepaid, addressed to that party at its designated address; or (d) if sent by telecopier when transmitted to and received at the appropriate telecopier number. The initial designated address of a party shall be the address of that party shown below or such other address as that party, from time to time, may specify by notice to the other parties.

Borrower:	Across America Real Estate Corp.
700 17th Street, Suite 1200
Denver, Colorado 80202
Attn: James W. Creamer, III
Telecopier No.: (303) 893-1008
Telephone No.: (303) 893-1003
Lender:	United Western Bank
700 17th Street, Suite 100
Denver, Colorado 80202
Attn: David Livingston
Telecopier No.: (720) 932-3996
Telephone No.: (720) 956-6517
With a copy to:	United Western Bank

700 17th Street, Suite 100
Denver, Colorado 80202
Attn: General Counsel
Telephone No.: (720) 956-6500

13.9 Payment of Costs. Borrower shall pay upon demand all costs and expenses arising from the preparation of this Agreement, the closing of the Loans, the making of Advances and the monitoring and administration of the Loans, including but not limited to title insurance premiums, other title company charges, recording and filing fees, costs of Uniform Commercial Code searches, Lender’s in-house and outside attorneys’ fees and expenses, if any, Lender’s documentation fee, Lender’s inspection fees, environmental review fees, appraisal and appraisal review fees, any intangible or recording taxes and any other charges that may be imposed on Lender as a direct result of this transaction.

13.10 Choice of Law. This Agreement shall be governed by and construed according to the laws of the State of Colorado, without giving effect to conflict of laws principles.

13.11 Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their successors and assigns.

13.12 Headings. The headings or captions of sections and paragraphs in this Agreement are for reference only, do not define or limit the provisions of such sections or paragraphs, and shall not affect the interpretation of this Agreement.

13.13 Assignments and Participations and Information Sharing. Lender, at any time, shall have the right to sell, assign, transfer, or negotiate the Loan and the Loan Documents, in whole or in part, and to grant participation interests in the Loan and the Loan Documents. Borrower hereby acknowledges and agrees that any such disposition shall give rise to a direct obligation of Borrower to each such assignee or participant. Lender is authorized, without any limitations whatsoever, to share with any actual or prospective assignee or participant, any Lender’s affiliate, any derivative counter parties and any rating agencies, any customer information or document that Lender may have or obtain regarding the Loans, the Loan Documents, the Projects, or Borrower. In addition, Lender is authorized, without any limitations whatsoever, to furnish such information to affiliates of Lender.

13.14 Counterparts. This Agreement may be executed in counterparts, all of which executed counterparts shall together constitute a single document. Signature pages may be detached from the counterparts and attached to a single copy of this Agreement to physically form one document.

13.15 Partial Payments. Borrower agrees that partial payments of any installment or amount due to Lender, even if indorsed and negotiated by Lender, shall not constitute an accord and satisfaction of the full installment or amount due unless Borrower follows the following procedures: Any proposal by Borrower for a partial payment/accord and satisfaction must be presented directly to the officer handling the administration of the Loan, together with correspondence specifically requesting that Borrower be relieved of the balance of the obligation, and stating the specific dollar amount of the requested release. Lender may unilaterally reject such proposal. Such proposal shall only be deemed accepted if such officer responds to Borrower in writing specifically relieving Borrower of the balance of the obligation by identifying the amount forgiven in a specific dollar amount. In the event Lender cashes an instrument under which Borrower asserts an accord and satisfaction, Lender shall have one (1) year from the date the instrument was negotiated to return the partial payment and rescind the accord and satisfaction.

13.16 USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual Lender will ask for Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Lender to identify Borrower, and if Borrower is not an individual Lender will ask for Borrower’s name, taxpayer identification number, business address, and other information that will allow Lender to identify Borrower. Lender may also ask, if Borrower is an individual to see Borrower’s driver’s license or other identifying documents, and if Borrower is not an individual to see Borrower’s legal organizational documents or other identifying documents.

13.17 Inconsistencies Among Loan Documents. In the event of any inconsistencies between the terms of this Agreement and any terms of any of the other Loan Documents, the terms selected by Lender in its sole subjective discretion shall be controlling.

13.18 WAIVER OF SPECIAL DAMAGES. BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT BORROWER MAY HAVE TO CLAIM OR RECOVER FROM LENDER IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

13.19 JURY WAIVER. BORROWER AND LENDER HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO THIS DOCUMENT, ANY OTHER LOAN DOCUMENT OR ANY RELATIONSHIP BETWEEN LENDER AND BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO PROVIDE THE FINANCING DESCRIBED HEREIN OR IN THE OTHER LOAN DOCUMENTS.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

“Lender”

UNITED WESTERN BANK

By: /s/

Name:	David R. Livingston
Title:	President- Denver Region

“Borrower”

ACROSS AMERICA REAL ESTATE CORP.,

a Colorado corporation

By: /s/ Name:
Title:

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

________________, 200__

United Western Bank
700 17th Street, Suite 100
Denver, Colorado 80202

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement (the “Loan Agreement”) dated as of      , 2007, by and between Across America Real Estate Corp., a Colorado corporation (“Borrower”), and United Western Bank (“Bank”). All capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Credit Agreement.

Borrower hereby certifies, represents and warrants to Bank that (i) the representations and warranties of Borrower set forth in the Credit Agreement are true and correct on and as of the date hereof; (ii) the proceeds of the Advances requested have been used only for the purposes set forth in the Credit Agreement; and (iii) no condition or event has occurred that is an Event of Default or potential Event of Default.

Borrower hereby further certifies that as of      , 200     (the “Determination Date”) and as computed on the worksheet attached hereto:

The ratio of Borrower’s Debt to Tangible Net Worth is      .     : 1.00, compared to not more than 3.0 :1.00 as required by the Credit Agreement.

ACROSS AMERICA REAL ESTATE CORP., a Colorado corporation

By:
Name:
Title:

EXHIBIT B

OWNERSHIP OF BORROWER (In Excess of 15%)

Across America Real Estate Corp.

Represents 51% of Borrowing Entity

	Amount and
	Nature of
	Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership	Class
G. Brent Backman	10,781,435	67.2	%

700 Seventeenth Street, Suite 1200

Denver, Colorado 80202

Sarmat, LLC	3,140,000	19.6	%

700 Seventeenth Street, Suite 1200

Denver, Colorado 80202

_______________________________ (TBD Development Partner)

Represents 49% of Borrowing Entity

Amount and
Nature of
	Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership	Class
%

%

EXHIBIT C

SUBORDINATE DEBT

(1)	Revolving Note in the amount of $3,500,000 between Across America Real Estate Corp. (Maker) and BOCO Investments, LLC (“Holder”) dated September 28, 2006, and

As amended on March 30, 2007 in order to re-define “Senior Debt” to include United Western Bank.

(2)	Revolving Note in the amount of $3,500,000 between Across America Real Estate Corp. (Maker) and GDBA Investments, LLLP (“Holder”) dated September 28, 2006, and

As amended on March 30, 2007 in order to re-define “Senior Debt” to include United Western Bank.

(3)	Senior Subordinated Note in the amount of $3,500,000 between Across America Real Estate Corp. (Maker) and BOCO Investments, LLC (“Holder”) dated September 28, 2006, and

As amended on March 30, 2007 in order to re-define “Senior Debt” to include United Western Bank.

(4)	Senior Subordinated Note in the amount of $3,500,000 between Across America Real Estate Corp. (Maker) and BOCO Investments, LLC (“Holder”) dated September 28, 2006, and

As amended on March 30, 2007 in order to re-define “Senior Debt” to include United Western Bank.